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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                      Six Months
                                                    Ended April 30,                        Year Ended October 31,
                                                   -----------------                       ----------------------
                                                    2002       2001         2001         2000        1999        1998         1997
                                                    ----       ----         ----         ----        ----        ----         ----
                                                                               (Dollars in thousands)
Net Income (Loss)                                 44,071      20,983       63,686       33,163      30,075      25,403      (6,970)
Add:
  Federal and State Inc Taxes                     27,612      13,144       42,668       18,655      19,674      15,141      (5,154)
  Extraordinary Loss                                 582                                               868         748
  Interest Expensed Residential & Commercial      26,504      23,454       51,446       34,956      31,570      39,352      37,704
  Interest Expensed Mortgage & Finance
  Subsidiaries                                     1,351       1,729        3,180        2,491       3,240       3,099       1,778
  Amortization of Bond Prepaid Expense               594         484          976          670         549         625         636
  Minority Interest                                  520         (48)         (38)         910
                                                ----------------------------------------------------------------------------------
     Total Earnings                              101,234      59,746      161,918       90,845      85,976      84,368      27,994
                                                ==================================================================================

Fixed Charges:
  Interest Incurred Residential & Commercial      26,256      23,905       47,272       38,878      24,594      28,947      34,777
  Interest Incurred Mortgage & Finance
  Subsidiaries                                     1,351       1,729        3,180        2,491       3,240       3,099       1,778
  Amortization of Bond Prepaid Expense             1,489         484          976          670       1,033       1,043         636
  Amortization of Bond Discount                      204         179          367           30
                                                ----------------------------------------------------------------------------------
     Total Fixed Charges                          29,300      26,297       51,795       42,069      28,867      33,089      37,191
                                                ==================================================================================

Ratio of Earnings to Fixed Charges                   3.5         2.3          3.1          2.2         3.0         2.5         0.8

Insufficient Earnings to Cover Fixed Charges                                                                                 9,197
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